UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 16, 2014

CIRRUS LOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 West Sixth Street, Austin, TX	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(512) 851-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 16, 2014, as part of its annual review of executive compensation, the Compensation Committee (the “Committee”) of the Board of Directors of Cirrus Logic, Inc. (the “Company”) approved the following equity grants for the Company’s named executive officers:

Named Executive Officer	Position	Stock Option Awards	Restricted Stock Unit Awards	Performance-based Restricted Stock Units
Jason P. Rhode	President and Chief Executive Officer	90,000	35,000	35,000
Thurman K. Case	Chief Financial Officer, Principal Accounting Officer	25,000	12,500	--
Scott A. Anderson	Senior Vice President and General Manager, Mixed Signal Audio	24,000	12,000	--
Gregory S. Thomas	Vice President, General Counsel, and Corporate Secretary	25,000	12,500	--
Jo-Dee Benson	Vice President and Chief Cultural Officer	23,000	11,500	--

The price of the stock option awards will be set at the closing price on the Company’s stock on the Company’s regularly scheduled monthly grant date of October 1, 2014.  The options will have a term of ten years and 25% will vest one year from the grant date, and the remaining options will vest 1/36th monthly thereafter until fully vested after four years.  The restricted stock unit awards will also be granted on October 1, 2014, and 100% of the shares underlying the restricted stock unit awards will vest on the third anniversary of the grant date.

Based on the Committee’s assessment of the compensation at peer companies, the Committee increased the size of equity grants to certain named executive officers this year.  This increase was also due, at least in part, to the recognition of certain individual's efforts with respect to the recent acquisition of Wolfson Microelectronics, plc.  The Committee further factored in the reduced volatility in the Company’s stock price over the last year, which reduced the expected expense associated with this year’s option grants.

In addition, the Company has decided to begin using Performance-based Restricted Stock Units (“PBRSUs”) this year with our Chief Executive Officer, Dr. Jason Rhode.  The Committee believes that the use of PBRSUs will further promote the achievement of our long-term strategic and operational objectives by strengthening the link of Dr. Rhode’s compensation to stockholder value creation.  In particular, the PBRSUs awarded in 2014 compare our total stockholder return (“TSR”) over a three-year performance period (commencing at the date of grant, October 1, 2014) against the TSR of companies comprising an established technology sector index (the Philadelphia Semiconductor Index).  The total shares awarded pursuant to the PBRSUs at the end of the three-year performance period will be determined based on the Company's TSR performance over such period relative to the TSR of members of that index. If the Company’s percentile rank of TSR at the end of the three-year period is below the 25th percentile of the companies comprising the members of the Philadelphia Semiconductor Index, no shares will be awarded.   At the 25th percentile, the number of shares that will be awarded will be 25% of the target units.  A payment equal to or above the target units can only be earned if our percentile rank of TSR is equal to or exceeds the 50th percentile.  If the Company’s percentile rank at the end of the three-year vest period is at the 75th percentile or above, the number of shares that will be awarded will be 200% of the target units. Percentage payout of the number of shares awarded will be interpolated between these points based on the Company’s relative TSR.  For example, if the Company’s relative TSR performance is at the 60th percentile of the companies comprising the Philadelphia Semiconductor Index at the time the awards vest, then the Company will pay out 140% of the target units.  In addition, the total share payout is capped at a 100% percent payout when the Company’s TSR is negative.  Further details may be found in the form of Performance Award Agreement for U.S. Employees under the Company’s 2006 Stock Incentive Plan (filed as Exhibit 10.1 to this Current Report on Form 8-K).

All equity awards are subject to continued service through each vesting date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Performance Award Agreement for U.S. Employees under the Cirrus Logic, Inc. 2006 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIRRUS LOGIC, INC.

Date: September 22, 2014	By:	/s/ Gregory S. Thomas
	Name:	Gregory S. Thomas
	Title:	Vice President, General Counsel and
Corporate Secretary

Exhibit Index

Exhibit Number	Description
10.1	Form of Performance Award Agreement for U.S. Employees under the Cirrus Logic, Inc. 2006 Stock Incentive Plan